KWF Group Holding Limited Free writing prospectus dated September 11, 2025 File pursuant to Rule 433 of the securities Act of 1933, as amended Relating to Preliminary Prospectus dated August 5, 2025 (Registration No. 333 - 289240 )

Free Writing Prospectus Statement This free writing prospectus relates to the proposed public offering of ordinary shares ("Shares") of KWF Group Holding Limited ("we", "us", or "our") and should be read together with the Registration Statement we filed with the U.S. Securities and Exchange Commission (the "SEC") for the offering to which this communication relates and may be accessed through the following web link: https://www.sec.gov/Archives/edgar/data/2068224/00011851 8525000899/kwfgroupf1072425.htm The Registration Statement has not yet become effective. Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC in their entirety for more complete information about us and the offering. You may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov . Alternatively, we or our underwriter will arrange to send you the prospectus if you contact either Pacific Century Securities, LLC or Revere Securities LLC , or our company via the details below. Underwriters : KWF Group Holding Limited Tel: +852 - 2332 - 6168 Website: https://www.kwfeng.com/ Email: ir@kwfengineeringlimited.com Address: Office D, 22/F, Tower A, Capital Tower, No. 38 Wai Yip Street, Kowloon Bay, Hong Kong

Forward - looking Statements This presentation contains forward - looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties . Forward - looking statements give our current expectations or forecasts of future events . You can identify these statements by the fact that they do not relate strictly to historical or current facts . You can find many (but not all) of these statements by the use of words such as "approximates," "believes," "hopes," "expects," "anticipates," "estimates," "projects," "intends," "plans," "will," "would," "should," "could," "may" or other similar expressions in this presentation . These statements are likely to address our growth strategy, business plans, future industry demand, financial results and product and development programs . You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward - looking statements . These factors may include assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not . No forward - looking statement can be guaranteed and actual future results may vary materially . Factors that could cause actual results to differ from those discussed in the forward - looking statements include, but are not limited to : our goals and strategies ; our future business development, financial condition and results of operations ; the introduction of new product and service offerings ; our expectations regarding changes in our revenues, cost or expenditures ; our expectations regarding the demand for and market acceptance of our products and services ; our expectations regarding the growth of our customer base, including consolidated account customers ; competition in our industry ; government policies and regulations relating to our industry ; and assumptions underlying or related to any of the foregoing . These forward - looking statements involve various risks and uncertainties . Although we believe that our expectations expressed in these forward - looking statements are reasonable, our expectations and our actual results could be materially different from our expectations . We describe certain material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under the “ Risk Factors” section of the prospectus contained in the Registration Statement . Statistical data referenced in this presentation may also include projections based on a number of assumptions . The Construction industry in Hong Kong and demand for civil engineering works may not grow at the rate projected by market data, or at all . Failure of market demand and/or the industry to grow at projected rates may have a material and adverse effect on our business and the market price of the ordinary shares . By way of example and without limitation to risks set forth in our prospectus, international trade regulation, customs rules, exchange rates, market size of construction industry in Hong Kong and other factors materially affect our business . Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions . This presentation contains certain data and information that we obtained from third - party sources that were not independently verified by us . We have engaged G OVEN Intelligence Holdings Limited to prepare a commissioned report on the construction industry in Hong Kong . Information and data relating to the Hong Kong construction industry have been derived from Goven’s industry report, which also includes projections based on a number of assumptions . Any failure of the construction industry to grow at the projected rate may have a material adverse effect on our business and the market price of the ordinary shares . Furthermore, if any one or more of the assumptions underlying the market data is later found to be incorrect, actual results may differ from the projections based on these assumptions . We base our forward - looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made . We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward - looking statements . Accordingly, you should be careful about relying on any forward - looking statements . Except as required under the federal secutities laws, we do not have any intention or obligation to update publicly any forward - looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise .

Contents 1. Offering Summary 2. Company Overview 3. Market Overview 4. Investment Highlights 5. Financial Highlights 6. Our Strategy

OFFER SUMMARY KWF Group Holding Limited Issuer: Offering Type: Initial Public Offering Securities: Class A Ordinary Shares Nasdaq: KWF Ticker: 28,000,000 Ordinary Shares, consisting of 25,000,000 Class A Ordinary Shares and 3,000,000 Class B Ordinary Shares are outstanding Pre - offering Shares Outstanding: 2 ,000,000 Class A Ordinary Shares (or 2,300,000 Class A Ordinary Shares if the Underwriter exercises its option to purchase additional Class A Ordinary Shares within 45 days of the date of the closing of this Offering in full) Securities Offered: US$ 4.00 per Class A Ordinary Share Proposed Offering Price: US$6,300,000 (or US$7,400,000 if the Underwriter exercises its over - allotment option to purchase additional Class A Ordinary Shares from us in full), based on an assumed initial public offering price of US$ 4.00 per Class A ordinary share, after deducting the estimated underwriting discounts, the accountable expense allowance, the non - accountable expense allowance and estimated offering expenses payable by us Gross Proceeds ： ( i ) 30% for strengthening our manpower (ii) 25% for expanding our scale of works (iii) 15% for enhancing our “Kam Wing Fung” brand; and (iv) 30% for general administration and working capital Use of Proceeds: Pacific Century Securities, LLC and Revere Securities LLC Underwriters:

Contents 1. Offering Summary 2. Company Overview 3. Market Overview 4. Investment Highlights 5. Financial Highlights 6. Our Strategy

COMPANY OVERVIEW OUR MISSION & VISION "Our MISSION is to deliver trusted and high - quality civil engineering services that meet the needs of our community . We are committed to completing projects timely , efficiently, and within budget, while building lasting relationships with our customers . " Our VISION is to become a leading civil engineering services provider in Hong Kong . We strive to deliver high - quality solutions that comply with our customers’ quality standards, requirements and specifications .

COMPANY OVERVIEW Who We Are We, through the operating subsidiary, Kam Wing Fung Engineering Limited (“KWF HK”) , is the civil engineering subcontractor in Hong Kong, specializing in earthwork, road drainage and sewer, waterworks, structural and concrete works . KWF HK is a Registered Subcontractor in Earthwork, Road drainage and sewer and others (water works) of the Construction Industry Council of Hong Kong . KWF HK is also the Registered Specialist Trade Contractor under structural steelworks of the Registered Specialist Trade Contractors Scheme of the Construction Industry Council of Hong Kong P.8

Service Scope C ivil engineering works mainly include infrastructure developments, such as: • Road drainage and sewer • Concrete and Steel structure • Site Formation and earthworks • Elevator structure COMPANY OVERVIEW

COMPANY OVERVIEW Recent Projects Ground investigation works at northern New Territories Reclaimed water supply to Sheung Shui and Fanling Sewage works at Po Toi O Site formation, drainage & sewerage works, R.C. structure Site formation, drainage & sewerage works, R.C. structure Scope of work General civil works Watermains & R.C. structure works at Sheung Shui Provision of village seweage in Sai Kung Site formation at Tin Wah Road, Lau Fau Shan Provision of Pedestrian Walkway Facilities – Package 1 Nature of work

COMPANY OVERVIEW CORPORATE STRUCTURE Paksum Company Limited British Virgin Islands Other Existing Shareholders Public Shareholding KWF Group Holding Limited Cayman Islands KWF (BVI) Holding Limited British Virgin Islands Kam Wing Fung Engineering Limited Hong Kong Pre - offering: 70.55% Class A; 100% Class B P ost - offering: 65.32% Class A; 100% Class B Pre - offering: 29.45% Class A Post - offering: 27.27% Class A Pre - offering: 0.00% Class A Post - offering: 7.41% Class A 100% 100%

Contents 1. Offering Summary 2. Company Overview 3. Market Overview 4. Investment Highlights 5. Financial Highlights 6. Our Strategy

Market Size of Construction Sites in Hong Kong Source: C&SD, GIH 73.3 62.1 62.2 66.9 85.5 85.9 62.7 70.6 74.5 92.4 92.6 117.3 100.5 98.2 97 89.8 92.9 87.3 0 50 100 150 200 250 300 2019 2020 2021 2022 2023 2024 Gross Value of Construction Work Performed by Main Contractors (By Board Trade Group) Private sector construction sites Public sector construction sites Construction works at locations other than sites 229.9 233.7 249.1 270.9 290.5 (HK$ billion ) 236.4 MARKET OVERVIEW

Market Size of Construction Sites in Hong Kong Source: C&SD, GIH 42.023 50.398 51.604 53.01 58.027 62.698 30 40 50 60 2019 2020 2021 2022 2023 2024 Gross Value of Civil Engineering Work Performed by Main Contractors (HK$ billion ) MARKET OVERVIEW

FUTURE POTENTIAL GROWTH OF CONSTRUCTION SITES IN HONG KONG Government infrastructure investment Government infrastructure expenditure is rising ( 6 % CAGR 2019 - 20 to 2024 - 25 , from ~US $ 10 . 1 billion to ~US $ 13 . 5 billion ; projected 18 . 1 % YoY real growth in 2025 - 26 to ~US $ 15 . 2 billion, with ~US $ 15 . 3 billion annual capital works planned over the next five years) The gross value of civil engineering works by main contractors in Hong Kong rose from ~US$5.39 billion in 2019 to ~US$8.04 billion in 2024 (CAGR ~8.3%) MARKET OVERVIEW Source: C&SD, GIH

MARKET OVERVIEW GOVERNMENT’S INITIATIVES TO IMPLEMENT POLICIES • Expansion of land development: Beyond existing New Development Areas (NDAs), studies initiated for additional projects (e.g., New Territories North New Town, Ngau Tam Mei, Lau Fau Shan, Ma Tso Lung area). • Large - scale development initiatives: Northern Metropolis (30,000 hectares) to drive growth via extensive infrastructure and urban development projects. • Higher annual capital works budget: Average annual capital works expenditure expected to hit HK$120 billion over the next five years, a 33% rise from the previous projection of HK$90 billion. • Transport infrastructure projects: Planned railway and highway projects (e.g., Hong Kong - Shenzhen Western Rail Link, Northern Link, Northern Metropolis Highway) requiring significant civil engineering work. Source: C&SD, GIH

Contents 1. Offering Summary 2. Company Overview 3. Market Overview 4. Investment Highlights 5. Financial Highlights 6. Our Strategy

GROWTH DRIVERS Government infrastructure investment M ultiple railway and highway projects to enhancement of connectivity with China Implementation of favorable policies and subsidies scheme to address manpower challenges High capital requirement Solid t rack records with registration requirements Technical k nowledge INVESTMENT HIGHLIGHTS Entry Barriers A projected increase in expenditure from HK $ 79 billion in 2019 - 20 to HK $ 119 . 3 billion in 2025 - 26 , with an average annual capital works expenditure expected to reach HK $ 120 billion over the next five years, representing a significant rise from previous projections . The Northern Metropolis will significantly boost Hong Kong's civil engineering market through extensive infrastructure and urban development across 30,000 hectares, with key projects like the Hong Kong - Shenzhen Western Rail Link and Northern Metropolis Highway enhancing connectivity. The Development Bureau projects a manpower shortfall of over 40 , 000 in Hong Kong by 2027 , prompting the government to implement the Labor Importation Scheme for the Construction Sector and allocate HK $ 245 million for on - the - job training subsidies to attract more youth into the civil engineering market . Substantial funds are needed for specialized machinery and initial reserves, while contractors must also ensure sufficient cash flow to manage costs and receive delayed progress payments . Contractors must show expertise and a proven track record, with portfolio and contract value as key criteria for registration, limiting new entrants without established records from taking on sizeable projects . Civil engineering demands expertise in geology and structural engineering for planning and design, as well as project management experience for on - site execution.

O ver 20 years of experience in the accounting, financing and auditing industry Previously acted as Head of Finance and Financial Controller of various companies Worked in KPMG as audit manager prior to joining the commercial field Member of the Hong Kong Institute of Certified Public Accountants and fellow member of the Association of Chartered Certified Accountants Yat Fat, Chan CHIEF FINANCIAL OFFICER Founder of KWF Group Holding Limited Responsible for the general corporate strategy, overall management of our operations and business expansion Over 24 years of experience in the construction industry and played various roles in the industry prior to the establishment of the Group. Chak Lam, WONG CHAIRMAN & CEO Experienced and Committed M anagement Team INVESTMENT HIGHLIGHTS OUR LEADERSHIP

Independent Directors Over 7 years of experience in management and business administration Served as Executive director of a HK - listed company Obtained a bachelor of arts in economics from the University of Southern California Sze Yu, Lai INDEPENDENT DIRECTOR APPOINTEE, CHAIR OF COMPENSATION COMMITTEE Over 8 years of experience in auditing, accounting and financial management C urrently acted as the CFO of Nasdaq - listed company Served as non - executive director of a HK - listed company Member of the Hong Kong Institute of Certified Public Accountants Bachelor of Law from the University of Warwick Ka Wing Eric, Law INDEPENDENT DIRECTOR APPOINTEE, CHAIR OF AUDIR COMMITTEE Over 13 years of experience in accounting and auditing Previously acted as Financial Controller of various companies Worked in KPMG as audit manager prior to joining the commercial field Member of the Hong Kong Institute of Certified Public Accountants and Institute of Chartered Accountants in England and Wales Hei Lam, Tsang INDEPENDENT DIRECTOR APPOINTEE, CHAIR OF NOMINATING AND CORPORATE GOVERNANCE COMMITTEE INVESTMENT HIGHLIGHTS OUR LEADERSHIP

Identify Projects Site Visit Assessment Tender Submission Interviews Tender Amendments Engagement Confirmation Form Project Management Team Project Supervision Manpower Allocation Material Procurement Subcontractor Engagement Progress Reporting Project Completion Defects Liability Period INVESTMENT HIGHLIGHTS Operation workflow Approximately 1 month Ongoing during Project As needed Ongoing during Project Monthly 6 months to 4 years 12 Months post completion See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. Ongoing during Project

Contents 1. Offering Summary 2. Company Overview 3. Market Overview 4. Investment Highlights 5. Financial Highlights 6. Our Strategy

Revenue $12,510,247 $ 361,149 (11.5%) Change 297.7% 306.7% 0.2 p.p. 521.7% 3.1 p.p. $ 170,380 (5.4%) 126.5% 6.1 p.p. $ 445,115 (14.2%) As of 28 February 2025 $ 3,145,266 $ 1,468,633 (11.7%) $ 1,059,288 (8.5%) $ 1,008,111 (8.1%) Gross Profit (Gross Profit Margin) Operating income * ( Operating Margin * ) Net income ( Net Income Margin) FINANCIAL HIGHLIGHTS Key Financial Figures * “Operation income” is “Income Before Other income/expenses (net), Interest and Taxes” As of 29 February 2024

FINANCIAL HIGHLIGHTS Revenue Breakdown 11,863,762.29 3,145,265.32 646,485.38 0.00 0.00 2,000,000.00 4,000,000.00 6,000,000.00 8,000,000.00 10,000,000.00 12,000,000.00 14,000,000.00 2025 2024 Public Private Contracted But Not Yet Recognized Revenue • Approx . US $23,350,795 as of February 28, 2025 • Approx. US $5,808,468 as of February 29, 2024

Contents 1. Offering Summary 2. Company Overview 3. Market Overview 4. Investment Highlights 5. Financial Highlights 6. Our Strategy

Our Competitive Strengths • Established operating history and track record • Stable relationship with our customers • Experienced and dedicated management team INVESTMENT HIGHLIGHTS Our Growth Strategies • Enhance our competitiveness and expand our market share • Strengthen our manpower • Enhance brand recognition of our brand, “Kam Wing Fung”

Estimated Costs Mark - Ups Tender Price Determined on a CASE - BY - CASE basis (i) Type of services required; (ii) Market trend of the price of the materials and subcontracting services required; (iii) Particular difficulties of the project; (iv) Complexity and the location of the project; (v) Timetable required by our customers ; (vi) The a vailability of human and financial resources. (i) Size and duration of the project; (ii) Length of co - operation and our business relationship with the customer; (iii) Customer’s payment history and financial background; (iv) Potential of future co - operations with the customers; (v) Potential reputation gained and publicity from the completion of the project ; (vi) Prevailing market conditions. INVESTMENT HIGHLIGHTS Pricing Strategy

Thank You! Issuer KWF Group Holding Limited Tel: +852 - 2332 - 6168 Email: ir@kwfengineeringlimited.com Address: Office D, 22/F, Tower A, Capital Tower, No. 38 Wai Yip Street, Kowloon Bay, Hong Kong Underwriter s Pacific Century Securities, LLC 747 3rd Ave, Suite 2101, New York, NY 10017 Email: project@pcsecurities.us Revere Securities, LLC 560 Lexington Avenue, 16th Floor New York, NY 10022 Email: syndicate@reveresecurities.com